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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Consent Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to sec. 240.14a-12
                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)
                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:


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John N. Kapoor, Ph.D. is filing the materials contained herein with the
Securities and Exchange Commission in connection with the solicitation of consents of the stockholders of NeoPharm, Inc. to take the actions described in the Proposals (as defined in the definitive consent statement of Dr. Kapoor on Schedule 14A filed with the Securities and Exchange Commission on September 27,
2004).

The following is the text of an e-mail that was sent by Dr. Kapoor to Erick E. Hanson on May 4, 2004 concerning NeoPharm, Inc.:

-----Original Message-----
From: Nellie Oquendo [mailto:noquendo@ejfinancial.com]
Sent: Tuesday, May 04, 2004 12:31 PM
To: rhanson@integrityhealthcare.com
Subject: Recap of our Call
Importance: High

Rick,

Just to reiterate my conversation with you, for consideration at the Independent Board conference call today. I recommend the following strategy:

1. The company's burn rate should be cut back to approximately $35 million per year from the current $60 million. This will give us two plus yearly worth of cash.

2. Each clinical program will be thoroughly studied and streamlined. The IL-13 project in Phase III will be the highest priority and no cuts will be made. I strongly believe we can streamline and cut the expenditures in all projects without sacrificing the time-line.

3. Each group, with significant expenditure, will be challenged to cut the burn rate to meet the objective of $35 million per year.

Key areas are:              R&D clinical - Jeff Sherman
                            R&D Pre-clinical - Irman Ahmed
                            G&A - Larry Kenyon

4. I also recommend the change in Jim's position be made NOW rather than waiting for the recruitment of 2nd in command, which could take 3-6 months.

I, as chairman, will take the lead position to implement all the strategic changes and will work closely with the Governance Committee. No changes will be made without the Governance Committee's agreeing with the decisions.


John N. Kapoor, Ph.D.
Chairman



Nellie Oquendo
Executive Assistant to Dr. John Kapoor
EJ Financial Enterprises, Inc.
6610 N. 29th Place
Phoenix, AZ 85016
Phone: 602/667-0263
Fax: 602/667-0467
Email: Noquendo@ejfinancial.com


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John N. Kapoor, Ph.D. filed a definitive consent statement on September 27, 2004 with the SEC relating to the solicitation of consents of NeoPharm stockholders, and intends to mail the definitive consent statement to NeoPharm stockholders on or about September 28, 2004. Investors and stockholders are urged to read the definitive consent statement filed by Dr. Kapoor because it contains important information. Investors and stockholders may obtain a free copy of the definitive consent statement and other documents filed by Dr. Kapoor with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Dr. Kapoor may be obtained free of charge from Innisfree M&A Incorporated at (888) 750-5834 or by request to EJ Financial Enterprises, Inc., 225 East Deerpath
Road, Suite 250, Lake Forest, IL 60045, Attention: Michael Babich.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Dr. Kapoor, certain of the employees of EJ Financial and Dr. Kapoor's nominees for the directorships of NeoPharm, among others, may be deemed to be participants in the solicitation of NeoPharm's stockholders. The stockholders of NeoPharm may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of NeoPharm's stockholders in the definitive consent statement filed by Dr. Kapoor with the SEC on Schedule 14A on September 27, 2004.